Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form F-3 No. 333-228054, 333-238731, and 333-269087) of CollPlant Biotechnologies Ltd., and in the related Prospectuses, and
(2)	Registration Statements (Form S-8 No. 333-229163, 333-248479 and 333-263842) pertaining to the Share Ownership and Option Plan (2010) of CollPlant Biotechnologies Ltd.;

of our report dated March 29, 2023, with respect to the consolidated financial statements of CollPlant Biotechnologies Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2022.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
March 29, 2023	A Member of Ernst & Young Global